Exhibit 10.70
BOB EVANS FARMS, INC.
2010 EQUITY AND CASH INCENTIVE PLAN
AWARD AGREEMENT
     Bob Evans Farms, Inc. (the “Company”) hereby grants the undersigned Participant an Other Stock-Based Award consisting of (a) restricted stock units (“RSUs”) and related dividend equivalent rights (“DERs”), and/or (b) Shares of Restricted Stock, subject to the terms and conditions described in the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan (the “Plan”) and this Award Agreement (this “Award Agreement”).

1.	Name of Participant:

2.	Grant Date:	(the “Grant Date”)

3.	Number of RSUs/DERs:

4.	Number of Shares of Restricted Stock:

5.	Provisions Applicable to RSUs and related DERs.
(a)	RSUs. Each RSU entitles the Participant to receive one Share on the date the RSU is settled, as described herein.

(b)	DERs. Each DER entitles the Participant to be credited with all of the cash dividends that are or would be payable with respect to the Share represented by the RSU to which the DER relates. Accumulated dividends credited pursuant to this Section 5(b) shall be payable in cash, without interest, at such time as the RSU to which the DER relates is settled pursuant to this Award Agreement. In the event that a RSU is forfeited pursuant to this Award Agreement, the related DER shall also be forfeited and the Participant shall have no right to payment of any accumulated dividend amounts.

(c)	Vesting of RSUs:
(1)	In General. The RSUs will vest ratably (rounded up to the next whole RSU, if necessary) on each of the first three anniversaries of the Grant Date (each a “Vesting Date”), subject to the Participant’s continued employment with the Company on the applicable Vesting Date. Except as provided in Sections 5(c)(2), (3) or (4), if the Participant terminates for any other reason prior to a Vesting Date, whether voluntarily or involuntarily, any RSUs that are unvested on the date of termination will be forfeited on that date.

(2)	Accelerated Vesting. Notwithstanding the foregoing, the RSUs will become fully vested on the date of Participant’s death or Disability.

(3)	Change in Control. If there is a Change in Control, Article XII of the Plan will apply to any outstanding RSUs.

(4)	Retirement. Except to the extent that the Participant is terminated for Cause, if the Participant is eligible for Retirement, the Participant will continue to vest in the RSUs on each Vesting Date even if the Participant does not continue to be employed on that date. Notwithstanding the foregoing, all unvested RSUs will be forfeited if the Participant is terminated for Cause, regardless of whether the Participant is Retirement eligible.
(d)	Settlement of RSUs. If all applicable terms and conditions have been satisfied, the Participant will receive one whole Share for each vested RSU as soon as administratively feasible but not later than 30 days after each Vesting Date; provided, however, that upon the issuance or transfer of Shares to the Participant, in lieu of any fractional Shares, the Participant will receive a cash payment equal to the Fair Market Value of such fractional Shares.

(e)	No Rights Before Vesting. Before the RSUs vest, the Participant may not exercise any voting rights with respect to the Shares underlying the RSUs.

(f)	Transferring the RSUs or DERs. Neither the RSUs nor the DERs may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 9(a), the Participant may designate a beneficiary to receive any vested RSUs and the proceeds from any DERs that are settled after the Participant dies.
6.	Provisions Applicable to Shares of Restricted Stock.
(a)	Vesting of Restricted Stock:
(1)	In General. The Restricted Stock will vest ratably (rounded up to the next whole Share, if necessary) on each of the first three anniversaries of the Grant Date (each a “Vesting Date”), subject to the Participant’s continued employment with the Company on the applicable Vesting Date. Except as provided in Sections 6(a)(2) or (3), if the Participant terminates for any other reason prior to a Vesting Date, whether voluntarily or involuntarily, any Restricted Stock that is unvested on the date of termination will be forfeited on that date.

(2)	Accelerated Vesting. Notwithstanding the foregoing, the Restricted Stock will become fully vested on the date of Participant’s death or Disability.

(3)	Change in Control. If there is a Change in Control, Article XII of the Plan will apply to any unvested portion of the Restricted Stock.
(b)	Rights Before Vesting. Before the Restricted Stock vests as described in Section 6(a), the Participant: (i) may exercise full voting rights associated with the Shares of Restricted Stock; and (ii) will be entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock, although any dividends or other distributions paid in Shares will be subject to the same restrictions terms and conditions as the Shares Restricted Stock.

(c)	Transfer Restrictions on Restricted Stock. Until the Restricted Stock becomes vested as described in Section 6(a), the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 9(a), the Participant may designate a beneficiary to receive any Shares to be settled after the Participant dies.

(d)	Settling the Restricted Stock. The Restricted Stock will be held in escrow until it vests. If the applicable terms and conditions of this Award Agreement are satisfied, the Restricted Stock will be released from escrow and distributed to the Participant as soon as administratively feasible after it vests, but not later than 30 days after each Vesting Date. In lieu of any fractional Shares of Restricted Stock, the Participant will receive a cash payment equal to the Fair Market Value of such fractional Shares.
7.	Award Subject to Recoupment Policy. This Award is subject to the Bob Evans Executive Compensation Recoupment Policy. The Award, or any amount traceable to the Award, shall be subject to the recoupment obligations described in that policy.

8.	Restrictive Covenants. Unless the Committee otherwise agrees in writing, any outstanding unvested RSUs, accruals related to the DERs or Shares of Restricted Stock under this Award will be forfeited if the Participant:
(a)	Serves (or agrees to serve) as an officer, director, manager, consultant or employee of any proprietorship, partnership, corporation or limited liability company or become the owner of a business or a member of a partnership or limited liability company that competes with any portion of the Company or an Affiliate’s business or renders any service to entities that compete with any portion of the Company or an Affiliate’s business;

(b)	Refuses or fails to consult with, supply information to, or otherwise cooperate with, the Company or any Affiliate after having been requested to do so; or

(c)	Deliberately engages in any action that the Committee concludes could harm the Company or any Affiliate.
9.	Other Terms and Conditions:
(a)	Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive any cash or Shares to be paid or settled after the Participant’s death by completing a Beneficiary Designation Form in the form and manner required by the Committee and communicated in writing to the Participant. The Beneficiary Designation Form does not need to be completed now and is not required to be completed as a condition of receiving this Award. However, if the Participant dies without completing a Beneficiary Designation Form or if the designation is ineffective for any reason, the Participant’s beneficiary will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.

(b)	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to this Award Agreement. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(c)	Governing Law. This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(d)	Other Agreements. This Award will be subject to the terms of any other written agreements between the Participant and the Company to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

(e)	Award Subject to the Plan. This Award is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement shall be binding on the participant. Capitalized terms that are not defined in this Award Agreement have the same meaning as in the Plan.

(f)	Rejection. The Participant may reject this Award Agreement and forfeit the Shares of Restricted Stock, RSUs and related DERs granted to the Participant pursuant to this Award Agreement by notifying the Company or its designee, in the manner prescribed by the Company and communicated to the Participant, within 30 days after the Grant Date. If this Agreement is rejected pursuant to this Section 9(h), the Shares of Restricted Stock, RSUs and related DERs evidenced by this Award Agreement shall be forfeited, and neither the Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.
BOB EVANS FARMS, INC.

By:		Date:
[Insert name and title]